Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS FIRST QUARTER
2016 SALES AND EARNINGS

Fort Wayne, Indiana - May 2, 2016 - Franklin Electric Co., Inc. (NASDAQ: FELE) reported first quarter 2016 adjusted earnings per share (EPS) of $0.29 compared to 2015 first quarter adjusted EPS of $0.32, a 9 percent decrease (see table below for a reconciliation of GAAP EPS to the adjusted EPS). In the first quarter of 2016, the Company’s GAAP fully diluted EPS was $0.28, down versus the GAAP fully diluted EPS of $0.41 from the first quarter of 2015.

First quarter 2016 sales were $218.4 million, a decrease of 3 percent compared to 2015 first quarter sales of $225.7 million. The Company’s organic sales growth was 3 percent excluding the impact of foreign currency translation.

Gregg Sengstack, Franklin Electric’s Chairman and Chief Executive Officer, commented:

“Our company delivered solid results in the first quarter led by the improved profitability of our U.S. Water business and record performance in our Fueling Systems business. Excluding the impact of foreign exchange, we achieved 3 percent organic growth in the first quarter of 2016, growing both our Water and Fueling Systems segments. Adjusted operating income increased 33 percent as we realized the continuing benefits of improved costs, sales mix and pricing. After non-GAAP adjustments, Water Systems operating income increased 25 percent on a reported 6 percent sales decline. Water system operating margins increased sequentially and increased 360 basis points compared to the first quarter 2015. Fueling Systems operating income increased 8 percent on a 7 percent sales increase.”

Key Performance Indicators:

Earnings Before and After Non-GAAP Adjustments	For the First Quarter
(in millions)	2016	2015	Change

Net Income attributable to FE Co., Inc. Reported	$13.5	$19.8	(32)%
Allocated Undistributed Earnings	$(0.6)	$(0.3)
Adjusted Earnings for EPS Calculations	$12.9	$19.5	(34)%

Non-GAAP adjustments (before tax):
Restructuring	$0.8	$0.5
Non-GAAP items	$0.3	$0.3
Pioneer tax benefits on equity gain	$—	$(4.8)

Non-GAAP adjustments, net of tax:
Restructuring	$0.5	$0.3
Non-GAAP items	$0.2	$0.2
Pioneer tax benefits on equity gain	$—	$(4.8)

Earnings after Non-GAAP Adjustments	$13.6	$15.2	(11)%

Earnings Per Share	For the First Quarter
Before and After Non-GAAP Adjustments	2016	2015	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	46.4	48.1	(4)%

Fully Diluted Earnings Per Share ("EPS") Reported	$0.28	$0.41	(32)%

Restructuring Per Share, net of tax	$0.01	$0.01
Non-GAAP items, net of tax	$—	$—
Pioneer tax benefits on equity gain	$—	$(0.10)

Fully Diluted EPS after Non-GAAP Adjustments (Adjusted EPS)	$0.29	$0.32	(9)%

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Consolidated

Q1 2015	$79.6	$36.3	$44.2	$19.1	$179.2	$46.5	$225.7
Q1 2016	$78.1	$27.2	$42.2	$21.3	$168.8	$49.6	$218.4
Change	$(1.5)	$(9.1)	$(2.0)	$2.2	$(10.4)	$3.1	$(7.3)
% Change	(2)%	(25)%	(5)%	12%	(6)%	7%	(3)%

Foreign currency translation	$(1.1)	$(7.1)	$(4.6)	$(0.5)	$(13.3)	$(0.5)	$(13.8)
% Change	(1)%	(20)%	(10)%	(3)%	(7)%	(1)%	(6)%

Volume/Price	$(0.4)	$(2.0)	$2.6	$2.7	$2.9	$3.6	$6.5
% Change	(1)%	(5)%	5%	15%	1%	8%	3%

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the First Quarter 2016
	Water	Fueling	Other	Consolidated
Reported Operating Income	$24.2	$10.2	$(13.3)	$21.1
% Operating Income To Net Sales	14.3%	20.6%		9.7%

Non-GAAP Adjustments:
Restructuring	$0.4	$0.4	$—	$0.8
Non-GAAP	$—	$—	$0.3	$0.3
Operating Income after Non-GAAP Adjustments	$24.6	$10.6	$(13.0)	$22.2
% Operating Income to Net Sales After Non-GAAP Adjustments (Operating Income Margin after Non-GAAP Adjustments)	14.6%	21.4%		10.2%

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the First Quarter 2015
	Water	Fueling	Other	Consolidated
Reported Operating Income	$19.4	$9.6	$(13.1)	$15.9
% Operating Income To Net Sales	10.8%	20.6%		7.0%

Non-GAAP Adjustments:
Restructuring	$0.3	$0.2	$—	$0.5
Non-GAAP	$—	$—	$0.3	$0.3
Operating Income after Non-GAAP Adjustments	$19.7	$9.8	$(12.8)	$16.7
% Operating Income to Net Sales After Non-GAAP Adjustments (Operating Income Margin after Non-GAAP Adjustments)	11.0%	21.1%		7.4%

Water Systems

Water Systems sales were $168.8 million in the first quarter 2016, a decrease of $10.4 million or about 6 percent versus the first quarter 2015 sales of $179.2 million. Foreign currency translation reduced Water Systems sales by $13.3 million or about 7 percent in the quarter. Excluding foreign currency translation, Water Systems sales grew about 1 percent compared to the first quarter 2015.

Water Systems sales in the U.S. and Canada were down about 1 percent compared to the prior year first quarter, excluding the impact of foreign currency. In the first quarter 2016, sales of groundwater pumping equipment grew by about 1 percent. The growth in groundwater equipment sales was more than offset by a decline in sales of surface water pumping equipment, which declined by about 5 percent versus the first quarter 2015, primarily due to lower wastewater product sales. Water Systems sales in markets outside the U.S. and Canada experienced overall growth of about 3 percent, after excluding the impact of foreign currency translation. International Water Systems sales growth was led by improved groundwater product sales in the Asia Pacific and European markets, but was offset by a decline in sales in Latin America and Africa.

Water Systems operating income, after non-GAAP adjustments, was $24.6 million in the first quarter 2016, up $4.9 million or 25 percent versus the first quarter 2015. The first quarter operating income margin after non-GAAP adjustments was 14.6 percent, up 360 basis points from 11.0 percent in the first quarter of 2015.

Fueling Systems

Fueling Systems sales were $49.6 million in the first quarter 2016, an increase of $3.1 million or about 7 percent versus the first quarter 2015 sales of $46.5 million. Fueling Systems sales decreased by $0.5 million or about 1 percent in the quarter due to foreign currency translation. Fueling Systems sales were up about 8 percent, after excluding foreign currency translation. Fueling Systems Sales and Adjusted Operating Income in the first quarter 2016 were a record for any first quarter in the history of the segment.

Fueling Systems sales in the U.S. and Canada grew by about 8 percent during the quarter with most of the sales growth coming from pump and fuel management systems. Fueling Systems revenues outside the U.S. were up slightly with strong results in India offsetting continued weakness in tank sales for North Sea oil production.

Fueling Systems operating income after non-GAAP adjustments was $10.6 million in the first quarter of 2016 compared to $9.8 million after non-GAAP adjustments in the first quarter of 2015, an increase of about 8 percent. The first quarter operating income margin after non-GAAP adjustments was 21.4 percent, an increase of 30 basis points from the 21.1 percent of net sales in the first quarter of 2015.

Overall

The Company’s consolidated gross profit was $74.2 million for the first quarter of 2016, an increase of $2.7 million, or about 4 percent, from the first quarter of 2015 gross profit of $71.5 million. The gross profit as a percent of net sales was 34.0 percent in the first quarter of 2016 and increased about 230 basis points versus 31.7 percent during the first quarter 2015. The gross profit margin increase was primarily due to favorable pricing, lower direct material costs and lower fixed cost.

Selling, general, and administrative (SG&A) expenses were $52.3 million in the first quarter of 2016 compared to $55.2 million in the first quarter of the prior year, a decrease of $2.9 million or about 5 percent. The Company’s SG&A expenses decreased by $2.5 million in the quarter due to lower costs from foreign exchange.

Adjusted earnings per share for the first quarter of 2016 are about 9 percent less than the first quarter of the prior year primarily due to the non-recurrence of benefits recorded below operating income from the Pioneer acquisition in the first quarter of 2015. The Company purchased the remaining outstanding shares of Pioneer Pump and realized a gain on the liability of about $2.7 million that was included in ‘Other income’. This transaction also created tax benefits of about $3.5 million, which offset income tax expense and resulted in an overall net tax benefit in the first quarter 2015. The impact of this transaction was an increase to adjusted earnings per share in the first quarter 2015 of about $0.10.

The Company ended the first quarter of 2016 with a cash balance of $74.6 million, which was $7.0 million lower than at the end of 2015. The cash balance decreased primarily due to higher capital expenditures in the first quarter and reduced borrowing on the Company’s revolving line of credit.

Commenting on the outlook, Mr. Sengstack said:
“As we outlined last quarter, we continue to be challenged with an exchange rate headwind, however, global currencies have strengthened over the last quarter relative to the U.S. dollar. We are raising our full year 2016 earnings per share guidance to a range of $1.60 and $1.70 to reflect this change in exchange rates.”

A conference call to review earnings and other developments in the business will commence at 9:00 am EDT. The first quarter 2016 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://edge.media-server.com/m/p/wynrjho5

If you intend to ask questions during the call, please dial in using (877) 643-7158 for domestic calls and (914) 495-8565 for international calls. The conference ID is: 90665870.

A replay of the conference call will be available Monday, May 2, 2016 at 12:00 noon EDT through midnight EDT on Monday, May 9, 2016, by dialing (855) 859-2056 for domestic calls and (404) 537-3406 for international calls. The replay passcode is: 90665870.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.
The Company presents the non-GAAP financial measures of earnings after non-GAAP adjustments, fully diluted earnings per share after non-GAAP adjustments (or adjusted EPS), operating income after non-GAAP adjustments and percent operating income to net sales after non-GAAP adjustments (or operating income margin after non-GAAP adjustments) because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases,  raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending January 2, 2016, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	First Quarter Ended
	April 2, 2016	April 4, 2015

Net sales	$218,430	$225,728
Cost of sales	144,194	154,238
Gross profit	74,236	71,490
Selling, general, and administrative expenses	52,345	55,160
Restructuring expense	820	463
Operating income	21,071	15,867
Interest expense	(2,427)	(2,708)
Other income/(expense), net	(32)	3,019
Foreign exchange income/(expense)	(77)	416
Income before income taxes	18,535	16,594
Income tax (benefit)/expense	4,955	(3,382)
Net income	$13,580	$19,976
Less: Net income attributable to noncontrolling interests	(123)	(181)
Net income attributable to Franklin Electric Co., Inc.	$13,457	$19,795

Income per share:
Basic	$0.28	$0.41
Diluted	$0.28	$0.41

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	April 2, 2016	January 2, 2016
ASSETS

Cash and equivalents	$74,642	$81,561
Receivables	151,173	127,251
Inventories	207,741	194,594
Other current assets	30,617	34,715
Total current assets	464,173	438,121

Property, plant, and equipment, net	194,756	190,039
Goodwill and other assets	373,594	367,951
Total assets	$1,032,523	$996,111

LIABILITIES AND EQUITY

Accounts payable	$62,568	$57,822
Accrued expenses and other current liabilities	49,222	53,903
Current maturities of long-term debt and short-term borrowings	45,337	32,946
Total current liabilities	157,127	144,671

Long-term debt	187,257	187,806
Deferred income taxes	36,025	33,404
Employee benefit plans	46,799	47,398
Other long-term liabilities	17,656	16,511

Redeemable noncontrolling interest	7,329	6,856

Total equity	580,330	559,465
Total liabilities and equity	$1,032,523	$996,111

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	First Quarter Ended
(In thousands)	April 2, 2016	April 4, 2015

Cash flows from operating activities:
Net income	$13,580	$19,976
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	8,752	8,840
Share-based compensation	2,539	2,354
Realized gain on share purchase liability	—	(2,723)
Other	1,709	(7,425)
Changes in assets and liabilities:
Receivables	(20,609)	(17,901)
Inventory	(8,884)	(7,360)
Accounts payable and accrued expenses	(3,649)	(18,081)
Other	6,125	504
Net cash flows from operating activities	(437)	(21,816)

Cash flows from investing activities:
Additions to property, plant, and equipment	(11,153)	(4,205)
Proceeds from sale of property, plant, and equipment	185	8
Acquisitions and investments	—	(3,616)
Net cash flows from investing activities	(10,968)	(7,813)

Cash flows from financing activities:
Change in debt	11,789	68,813
Proceeds from issuance of common stock	411	883
Excess tax from share-based payment arrangements	53	515
Purchases of common stock	(4,175)	(2,288)
Dividends paid	(4,506)	(4,283)
Share purchase liability payment	—	(20,200)
Net cash flows from financing activities	3,572	43,440
Effect of exchange rate changes on cash	914	(3,359)
Net change in cash and equivalents	(6,919)	10,452
Cash and equivalents at beginning of period	81,561	59,141
Cash and equivalents at end of period	$74,642	$69,593